Exhibit 99.1
NOTICE OF OPTIONAL REDEMPTION

LMI AEROSPACE, INC.

7.375% Second-Priority Senior Secured Notes due 2019
(CUSIP No. 502079 AB2; ISIN No. US502079AB24)

Pursuant to Section 3.03 of the Indenture dated as of June 19, 2014 (the “Indenture”), by and among LMI Aerospace, Inc. (the “Issuer”), the Guarantors (as defined therein) and U.S. Bank National Association, as trustee (the “Trustee”), collateral agent, registrar and paying agent (the “Paying Agent”), notice is hereby given that the Issuer has elected to effect an optional redemption, subject to the satisfaction of the Conditions Precedent (as defined below), of the remaining $224,175,000 in aggregate principal amount of the Issuer’s outstanding 7.375% Second-Priority Senior Secured Notes due 2019 (the “Notes”) on the Redemption Date (as defined below and as may be delayed as further described below) and at the Redemption Price (as defined below) in accordance with Section 3.07(b) of the Indenture. Capitalized terms used and not otherwise defined have the meanings set forth in the Indenture.
Subject to the Conditions Precedent (as defined below), all outstanding Notes are called for redemption on June 22, 2017 or, if the Conditions Precedent set forth below are not satisfied as provided below on or prior to June 22, 2017, such later date (but not later than July 21, 2017) as such conditions precedent are so satisfied (the “Redemption Date”), at a redemption price equal to 103.688% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”).
The redemption is subject to the satisfaction (or waiver by the Issuer in its sole discretion) of each of the following conditions precedent (the “Conditions Precedent”): (a) the consummation (as and when determined by the Issuer, and as and to the extent the Issuer shall require, in each case in its sole and absolute discretion) on or prior to June 22, 2017 (or such later date on or prior to July 21, 2017 as may be determined by the Issuer in its sole and absolute discretion) of the closing of the merger of Luminance Merger Sub, Inc., a Missouri corporation (the “Merger Sub”), with and into the Issuer, with the Issuer continuing as the surviving corporation in the merger (the “Merger”), upon such terms and conditions as are satisfactory in all respects to the Issuer in its sole and absolute discretion, including, without limitation, as set forth in the Agreement and Plan of Merger dated as of February 16, 2017, by and among Sonaca S.A., Sonaca USA Inc., the Merger Sub and the Issuer or as set forth in any agreement or other document relating to the Merger, and (b) (i) the Issuer has obtained all applicable consents or waivers of the lenders under the Credit Agreement, dated as of June 19, 2014, by and among the Issuer and the lenders from time to time parties thereto, as amended (the “Credit Facility”), to the extent required under the Credit Facility, or (ii) the Credit Facility has been terminated pursuant to its terms.
In the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such Conditions Precedent shall be satisfied (or waived by the Issuer in its sole discretion) as provided above, or the redemption of the Notes pursuant to this Notice of Optional Redemption may not occur and this Notice of Optional Redemption may be rescinded in the event that any or all such Conditions Precedent shall not have been satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed. If the Conditions Precedent are not satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed, or if the Issuer provides written notice to the Trustee and the Holders at any time prior to such date that the Conditions Precedent will not be satisfied (or waived by the Issuer in its sole discretion) as of such date, then this Notice of Optional Redemption shall be rescinded and of no force or effect for any purpose and the Notes will be deemed not to have been called for redemption.
If the Conditions Precedent have been satisfied, interest on the Notes will cease to accrue on and after the Redemption Date, unless the Issuer defaults in making the redemption payment. The only remaining right of Holders of the Notes is to receive payment of the Redemption Price. The Indenture provides that the Notes called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price; however, since the Notes are evidenced by a Global Note held by the Custodian on behalf of The Depository Trust Company, Holders will not be required to present any Notes. Therefore, payment of the Redemption Price will be transmitted to Holders on the Redemption Date.
Under the provisions of Section 3406 of the Internal Revenue Code of 1986, as amended, paying agents may be obligated to withhold 28% from payments of principal to Noteholders who have failed to furnish the paying agent with a valid taxpayer identification number. Holders of Notes who have not previously provided the paying agent a certified taxpayer identification number on a Form W-9, and who wish to avoid the application of these provisions, should submit a certified taxpayer identification number on a Form W-9 to the paying agent on or prior to June 22, 2017.
The applicable Notes must be surrendered to the Paying Agent in order to collect the Redemption Price at the following address:

If by Mail: U. S. Bank Corporate Trust Services P. O. Box 64111 St. Paul, MN 55164-0111	If by Hand or Overnight Mail: U. S. Bank Corporate Trust Services 60 Livingston Ave 1st FL - Bond Drop Window St. Paul, MN 55107

1-800-934-6802

Capitalized terms used and not otherwise defined in this notice have the meanings ascribed to them in the Indenture.

By: LMI Aerospace, Inc., as Issuer

Dated: May 22, 2017

If any Note contains a CUSIP or ISIN number as provided in Section 2.13 of the Indenture, no representation is being made as to the correctness of the CUSIP or ISIN number, either as printed on the Notes or as contained herein, and reliance may be placed only on the other identification numbers printed on the Notes.